Exhibit 99.2

DTS, INC.

2013 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective November 13, 2012

1.  ESTABLISHMENT OF PLAN.

DTS, Inc. (the “COMPANY”) has previously adopted the Digital Theatre Systems, Inc. 2003 Foreign Subsidiary Employee Stock Purchase Plan (this “PLAN”) for the proposes of granting options for purchase of the Company’s Common Stock (the “COMMON STOCK”) to eligible employees of the Company and its Participating Subsidiaries as designated by the board of directors of the Company (the “BOARD”). Effective as of November 13, 2012 (the “EFFECTIVE DATE”), the Plan is hereby amended and restated, and renamed the DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan, and its term is extended as provided below; for the purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “CODE”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “BOARD”), or the Committee (as defined below), designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify, to the extent permitted by applicable law, as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.

2.  NUMBER OF SHARES.

The total number of shares of Common Stock initially reserved and available for issuance pursuant to this Plan shall be seven hundred fifty thousand (750,000) (the “SHARE LIMIT”), subject to adjustments effected in accordance with Section 15 of this Plan. The Share Limit shall be reduced by the number of shares issued under the DTS, Inc. 2013 Employee Stock Purchase Plan (the “DOMESTIC PLAN”). Shares issued under this Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases, but all shares issued under this Plan and the Domestic Plan shall be counted against the Share Limit.

3.  PURPOSE.

The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment. For the purposes of this Plan, “employee” shall mean any individual who is an employee of the Company or a Participating Subsidiary and who is not ordinarily a resident of the United States of America. Whether an individual qualifies as an “employee” shall be determined by the Committee (as defined below), in its sole discretion, provided, however, that any determinations regarding whether an individual is an “employee” shall be prospective only, unless otherwise determined by the Committee. Unless the Committee makes a contrary determination, the employees of the Company shall, for all purposes of this Plan, be those individuals who are carried as employees of the Company or a Participating Subsidiary for regular payroll purposes or are on a leave of absence for not more than 90 days. Any inquiries regarding eligibility to participate in the Plan shall be directed to the Committee, whose decision shall be final.

4.  ADMINISTRATION.

This Plan shall be administered by the Compensation Committee of the Board (the “COMMITTEE”). Subject to the provisions of this Plan, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

5.  ELIGIBILITY.

Any employee of the Company or the Participating Subsidiaries who are not ordinarily a resident of the United States of America is eligible to participate in an Offering Period (as hereinafter defined) under this Plan, to the extent permitted by applicable law, except the following:

a)            employees who are excluded by the Committee;

b)            employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

c)             employees who are customarily employed for twenty (20) hours or less per week;

d)            employees who are customarily employed for five (5) months or less in a calendar year;

e)             employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Internal Revenue Code of 1986, as amended (the “CODE”), own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries;

f)             individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes; and

g)             employees who reside in countries for whom such employees’ participation in the Plan would result in a violation under any applicable laws of such country of residence.

6.  OFFERING DATES.

The offering periods of this Plan (each, an “OFFERING PERIOD”) shall be of twenty-four (24) months duration commencing on May 15 and November 15 of each year and ending on May 14 and November 14 of each year. Each Offering Period shall consist of four (4) six month purchase periods (individually, a “PURCHASE PERIOD”) during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the “OFFERING DATE.” The last business day of each Purchase Period is referred to as the “PURCHASE DATE.” The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee; provided that no Offering Period may have a duration of more than twenty-seven (27) months.

7.  PARTICIPATION IN THIS PLAN.

Eligible employees may become participants in an Offering Period under this Plan on the Offering Date, after satisfying the eligibility requirements, by delivering a subscription agreement, and/or other application documents required by the Company in order to enroll in an Offering Period, to the Company prior to such Offering Date, or such other time period as specified by the Committee. Notwithstanding the foregoing, the Committee may set a later time for filing such documents for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing the appropriate documents with the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an employee becomes a participant in an Offering Period by filing a subscription agreement, such employee shall automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12 below. Such participant is not required to file any additional documents in order to continue participation in this Plan.

8.  GRANT OF OPTION ON ENROLLMENT.

Enrollment by an eligible employee in this Plan with respect to an Offering Period shall constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction, the numerator of which is the amount accumulated in such employee’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock), provided, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 11(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 11(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 9 below.

9.  PURCHASE PRICE.

Except as otherwise determined by the Committee prior to the commencement of an Offering Period, the purchase price per share at which a share of Common Stock shall be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

a)            the fair market value on the Offering Date; or

b)            the fair market value on the Purchase Date.

For the purposes of this Plan, the term “FAIR MARKET VALUE” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

a)            if such Common Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of such Common Stock as quoted on such national or regional securities exchange or quotation system constituting the primary market for the Common Stock on the date of determination as reported in The Wall Street Journal; provided, however, that if the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Common Stock was so traded or quoted; and

b)            if on the determination date, the Common Stock is not then listed on a national or regional exchange or quotation system, the Fair Market Value shall be determined in good faith by the Committee.

10.  PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

a)            The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments, not less than one percent (1%), nor greater than fifteen percent (15%), or such lower limit set by the Committee. Compensation shall mean all cash compensation that would be included as wages in an eligible employee’s W-2 if he or she were a U.S. taxpayer, including, but not limited to, base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions, provided, however that compensation shall not include any long term disability or workers compensation payments, car allowances, relocation payments or expense reimbursements. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

b)            A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

c)             A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective as soon as practicable after the Company’s receipt of the request and no further payroll deductions shall be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

d)            All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

e)             On each Purchase Date, for so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date, which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant, as of that date returned to the participant, the Company shall convert each participant’s account balance, including amounts carried forward to U.S. Dollars, determined as of the Purchase Date, and shall apply the funds to the purchase of whole shares of Common Stock, reserved under the option granted to such participant with respect to the Offering Period, to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 9 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest, provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

f)             As soon as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased.

g)             During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant shall have no interest or voting rights in shares until the shares are purchased and issued to the participant.

11.  LIMITATIONS ON SHARES TO BE PURCHASED.

a)            No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds US$25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

b)            The maximum number of shares that may be purchased during any Offering Period (hereinafter, the “MAXIMUM SHARE AMOUNT”) may not exceed the lesser of 10, 000 shares (subject to adjustment pursuant to Section 15) or such lesser amount established by the Committee. In addition, no participant shall be entitled to purchase more than 2,500 shares (subject to adjust pursuant to Section 15) on any single Purchase Date unless the Committee designates a lesser number prior to the commencement of an Offering Period. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

c)             If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

d)            Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

12.  WITHDRAWAL.

a)            Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

b)            Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 above for initial participation in this Plan.

c)             If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company shall automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period shall be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

13.  TERMINATION OF EMPLOYMENT.

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, shall immediately terminate his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account shall be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 13, an employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board, provided, however that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

14.  RETURN OF PAYROLL DEDUCTIONS.

In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

15.  CAPITAL CHANGES.

Subject to any required action by the stockholders of the Company, the number and type of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number and type of shares of Common Stock which have been authorized for issuance under this Plan, including the Annual Increase, but have not yet been placed under option (collectively, the “RESERVES”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock), any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Company’s present Common Stock, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares shall be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, unless otherwise provided by the Committee.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

16.  NONASSIGNABILITY.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by shall, the laws of descent and distribution or as provided in Section 23 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17.  REPORTS.

Individual accounts shall be maintained for each participant in this Plan. Each participant shall receive, as soon as practicable after the end of each Purchase Period, a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

18.  NOTICE OF DISPOSITION.

To the extent applicable so that proper income tax reporting may occur with respect to sales of shares acquired under the Plan, each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “NOTICE PERIOD”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

19.  NO RIGHTS TO CONTINUED EMPLOYMENT.

Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

20.  COMPLIANCE WITH THE LAWS OF LOCAL JURISDICTIONS.

Notwithstanding anything in this Plan to the contrary, the Committee may take such actions as it deems necessary so that this Plan shall comply with all applicable law, including local law. Thus, for example, grants can be conditioned on same day sales, withholding can be accomplished by personal check, awards may be paid in cash or participation may be denied. In addition, the Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of the Company, or a Participating Subsidiary. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 2. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.

21.  NOTICES.

All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.  TERM; STOCKHOLDER APPROVAL.

After this Plan, as amended and restated, is adopted by the Board, the amended and restated Plan shall be subject to approval by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan, as amended and restated, is adopted by the Board. This amended and restated Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the Effective Date.

23.  DESIGNATION OF BENEFICIARY.

a)            A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

b)            Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

24.  CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

25.  APPLICABLE LAW.

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

26.  AMENDMENT OR TERMINATION.

The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 22 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 22) if such amendment would:

a)            increase the number of shares that may be issued under this Plan; or

b)            change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.